Exhibit 99.1
Menlo Reports Second Quarter 2020 Financial Results and Provides Business Update
Conference Call Today at 8:30am Eastern Time
BRIDGEWATER, N.J., August 6, 2020 -- Menlo Therapeutics Inc. (Nasdaq: MNLO) (“Menlo” or the “Company”), a specialty pharmaceutical company focused on developing and commercializing proprietary therapies to address unmet needs in dermatology, today announced financial results for the second quarter ended June 30, 2020 and provided a corporate update.
“The launch of AMZEEQ® earlier in 2020, together with the recent FDA approval for ZILXI™ underscore the value of our technology platform and serve to consolidate our position as a fully integrated company with strong commercial capabilities in the dermatology space,” said Dave Domzalski, Chief Executive Officer of Menlo. “We are encouraged by the most recent trends in the AMZEEQ launch. Although we experienced some disruption as a result of the pandemic, our field force remains engaged, and based on the most recent prescription trends we believe we are well positioned to grow the brand as the market recovers. Other metrics that we follow including call volume, sample volume, number of unique prescribers as well as number of covered lives have all continued to improve.”
“The rosacea market remains an area of significant unmet medical need and we believe that ZILXI will receive broad market acceptance upon launch," continued Mr. Domzalski. “We continue to invest in our pipeline, and the recent positive Phase 2 data on FCD105 suggest this product has the potential to be a best-in-class treatment for patients with acne. We have also strengthened our balance sheet with our recent successful equity offering.”
Second Quarter and Recent highlights:
•ZILXI™ (minocycline) topical foam, 1.5%, (formerly FMX103) was approved by the FDA for the treatment of inflammatory lesions of rosacea in adults.
◦First minocycline product of any kind to be approved by the FDA for use in rosacea.
◦Company plans to launch ZILXI in the fourth quarter of 2020.
•Announced positive results from Phase 2 trial of FCD105 for the potential treatment of moderate-to-severe acne vulgaris.
◦FCD105 showed a highly statistically significant improvement compared to vehicle for the endpoints of (1) Investigator’s Global Assessment (IGA) treatment success and (2) absolute change from baseline in mean inflammatory counts at Week 12.
◦The Company plans to present the trial data along with a proposed Phase 3 development program in an End of Phase 2 meeting with the FDA before the end of 2020.
•Entered into an exclusive licensing agreement with an affiliate of Cutia Therapeutics (“Cutia”), a specialty pharmaceutical company based in mainland China, for the sale of AMZEEQ, ZILXI and FCD105, once approved, in Greater China.
•Raised approximately $54 million in a public offering of common stock.
•Amended the Company's existing credit agreement with affiliates of Perceptive Advisors and OrbiMed revising the minimum net revenue covenants of the agreement.
Financial Results for the Second Quarter Ended June 30, 2020
Revenues
Revenues totaled $11.7 million for the three months ended June 30, 2020. There were no revenues for the three months ended June 30, 2019. For the three months ended June 30, 2020, $1.5 million revenues were generated from product sales of AMZEEQ, which was launched in January 2020, $10.0 million came from the upfront payment associated with the Cutia license agreement disclosed earlier this year, and $0.2 million came from royalty revenue for Finacea® Foam, or Finacea.

The lack of supply of Finacea resulted in no royalty revenues from the sale of Finacea for the three months ended March 31, 2020. In April 2020, LEO Pharma A/S, or LEO, informed us that it had reestablished the supply of Finacea and resumed
1

commercial sales in the United States. For the three months ended June 30, 2020 we recognized royalty revenue of $0.2 million, compared to $0.3 million for three months ended June 30, 2019.
Cost of Goods Sold
Cost of goods sold was $0.2 million for the three months ended June 30, 2020. There was no cost of goods sold in the three months ended June 30, 2019 because the revenues in that period consisted solely of royalties, which do not bear related cost of goods sold.

Our gross margin percentage of 85% was favorably impacted during the three months ended June 30, 2020 by product sales with certain materials produced prior to FDA approval and therefore expensed in prior periods. If inventory sold during the three months ended June 30, 2020 was valued at cost, our gross margin for the period then ended would have been 80%.
Research and Development Expenses
Our research and development expenses for the three months ended June 30, 2020 were $13.1 million, representing an increase of $0.6 million, or 4%, compared to $12.6 million for the three months ended June 30, 2019. Employee-related expenses increased by $4.5 million, of which $3.0 million related to stock-based compensation. In addition, clinical and manufacturing costs related to serlopitant increased by $4.1 million which was acquired in the merger with Foamix Pharmaceuticals Ltd. ("Foamix"), offset by a decrease of $8.0 million related to clinical and manufacturing expenses for AMZEEQ and ZILXI.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses for the three months ended June 30, 2020 were $26.5 million, representing an increase of $19.7 million, or 289%, compared to $6.8 million for the three months ended June 30, 2019. Employee-related expenses increased by $11.9 million, consisting of $3.7 million primarily due to the expansion of our employee base, including sales force, to support the growth of our operations and $7.7 million of stock-based compensation. We incurred $3.4 million expenses relating to the merger, included in selling, general and administrative expenses. Sales and marketing expenses increased by $4.4 million related to the commercialization of AMZEEQ.

Goodwill and In-process Research and Development Impairments
Goodwill and in-process research and development impairments for the three months ended June 30, 2020 were $54.3 million. There were no impairments for the three months ended June 30, 2019. In the three months ended June 30, 2020, we recorded impairments of $4.0 million for goodwill and $50.3 million for in process research and development due to the failed clinical trials for serlopitant for the treatment of prurigo nodularis.

Contingent Stock Right ("CSR") Remeasurement
CSR remeasurement for the three months ended June 30, 2020 was $84.7 million. For the three months ended June 30, 2020 we incurred $84.7 million of expenses due to the remeasurement of the CSR to fair value which was driven by the result of the failed serlopitant trials. At the time of the merger with Foamix, Foamix and Menlo entered into a contingent stock right agreement that called for the issuance of additional Menlo common stock to legacy Foamix shareholders upon negative data from both Phase III serlopitant trials. Since the trials did not meet the milestones outlined per the agreement, the contingent stock rights were remeasured during the three months ended June 30, 2020, resulting in an expense of $84.7 million.

Total Expenses Adjusted for Non-recurring Non-cash Expenses
Set forth below is a presentation of our total operating expenses for the three months ended June 30, 2020, adjusted to exclude certain one-time non-cash expenses incurred during the period. The adjustments below reflect non-recurring non-cash expenses that we incurred during the period, mainly as a result of the merger and the failed Phase 3 trials for serlopitant. Non-recurring non-cash expenses for the quarter ended June 30, 2020 were $148.3 million, which included $84.7 million of contingent stock right remeasurement expense, $54.3 million goodwill and in-process research and development impairments, and $9.3 million of incremental share-based compensation expense related to the modification of outstanding options and restricted stock units granted to Foamix employees prior to the merger as a result of the conversion of the CSRs. We believe that the adjusted operating expenses are important measures as they better reflect the ongoing operations of the Company and exclude certain non-cash expenses that we do not expect to incur in future periods.

(in thousands)	Reported for the three months ended June 30, 2020	Adjustments	Adjusted for the three months ended June 30, 2020
Cost of goods sold	216	—	216
Research and development(1)	13,119	(2,629)	10,490
Selling, general and administrative(1)	26,459	(6,622)	19,837
Goodwill and in-process research & development	54,345	(54,345)	—
CSR remeasurement	84,726	(84,726)	—
Total expenses	178,865	(148,322)	30,543
(1) Represents incremental compensation expense related to the modification of outstanding options and restricted stock units granted to legacy Foamix employees prior to the merger as a result of the conversion of the CSRs.

Finance Income and Expenses
Financial expenses (net) for the three months ended June 30, 2020 was $0.5 million, compared with $0.4 million of financial income (net) in the three months ended June 30, 2019.
Income Taxes
Our tax benefit for the three months ended June 30, 2020 was $0.3 million. During the three months ended June 30, 2019 we had no tax expenses.
Net Loss
Our net loss for the three months ended June 30, 2020 was $167.4 million, as compared to $19.0 million for the three months ended June 30, 2019, representing an increase of $148.4 million, or 782%. The increase was primarily due to goodwill impairment, in-process research and development impairment, and CSR remeasurement resulting from the failed clinical trials for serlopitant.
Cash & Cash Equivalents
As of June 30, 2020, Menlo had cash, cash equivalents and investments of $100.4 million. We believe that our cash and cash equivalents and investments, projected cash flows from revenues and the funds that we are entitled to receive under our license agreement with Cutia, will provide sufficient resources for our current ongoing needs through at least the next twelve months, though there may be need for additional financing activity if the on-going COVID-19 pandemic continues for an extended duration and as we continue to grow. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect.
Financial Results for the Six Months Ended June 30, 2020
Revenues
Revenues totaled $13.4 million and $0.3 million for the six months ended June 30, 2020 and 2019, respectively. For the six months ended June 30, 2020, $3.2 million of revenues were generated from product sales of AMZEEQ, which was launched in January 2020, $10.0 million came from the upfront payment associated with the Cutia license agreement disclosed earlier this year, and $0.2 million came from royalty revenue for Finacea. For the six months ended June 30, 2019, revenues consisted solely of royalty revenues. The increase in license revenue for the six months ended June 30, 2020 as compared to license revenue for the six months ended June 30, 2019 was due to the upfront payment paid to us under the Cutia license.

The decrease in royalty revenues for the six months ended June 30, 2020 as compared to royalty revenues for the six months ended June 30, 2019 was due to the failure of LEO’s contract manufacturer to produce the API for Finacea in compliance with the required specifications and quality standards. The lack of supply of Finacea resulted in no royalty revenues from the sale of Finacea for the three months ended March 31, 2020. In April 2020, LEO informed us that it had reestablished the supply of Finacea and resumed commercial sales in the United States.
Cost of Goods Sold
Cost of goods sold was $0.5 million for the six months ended June 30, 2020. There was no cost of goods sold in the six months ended June 30, 2019 because the revenues in that period consisted solely of royalties, which do not bear related cost of goods sold.

Our gross margin percentage of 85% was favorably impacted during the six months ended June 30, 2020 by product sales with certain materials produced prior to FDA approval and therefore expensed in prior periods. If inventory sold during the six months ended June 30, 2020 was valued at cost, our gross margin for the period then ended would have been 80%.
Research and Development Expenses
Our research and development expenses for the six months ended June 30, 2020 were $29.1 million, representing an increase of $5.7 million, or 24%, compared to $23.4 million for the six months ended June 30, 2019. Employee-related expenses increased by $8.4 million, including $3.8 million related to severance expenses payable to legacy Menlo employees. Stock-based compensation increased $3.6 million. In addition, clinical and manufacturing costs related to serlopitant increased by $7.4 million which was acquired in the merger, offset by a decrease of $10.1 million related to clinical and manufacturing expenses for AMZEEQ and ZILXI.
Selling, General and Administrative Expenses
Our selling, general and administrative expenses for the six months ended June 30, 2020 were $51.9 million, representing an increase of $39.7 million, or 327%, compared to $12.1 million for the six months ended June 30, 2019. Employee-related expenses increased by $13.9 million consisting of $9.6 million primarily due to the expansion of our employee base, including sales force, to support the growth of our operations and $4.3 million related to severance expenses payable to legacy Menlo employees. We incurred $8.9 million of employee award stock compensation. We incurred $7.7 million expenses relating to the merger included in selling, general and administrative expenses. Sales and marketing expenses increased by $9.3 million related to the commercialization of AMZEEQ.

Goodwill and in-process research and development impairments
Goodwill and in-process research and development impairments for the six months ended June 30, 2020 were $54.3 million. There were no impairments for the six months ended June 30, 2019. In the six months ended June 30, 2020, we recorded impairments of $4.0 million for goodwill and $50.3 million for in process research and development due to the failed clinical trials for serlopitant for the treatment of prurigo nodularis.

CSR Remeasurement
CSR remeasurement for the six months ended June 30, 2020 was $84.7 million. For the six months ended June 30, 2020 we incurred $84.7 million of expense due to the remeasurement of the CSR to fair value which was driven by the result of the failed serlopitant trials. At the time of the merger, Foamix and Menlo entered into a contingent stock right agreement that called for the issuance of additional Menlo common stock to legacy Foamix shareholders upon negative data from both Phase III serlopitant trials. Since the trials did not meet the milestones outlined per the agreement, the contingent stock rights were remeasured during the six months ended June 30, 2020, resulting in an expense of $84.7 million.

Total expenses adjusted for non-recurring non-cash expenses
Set forth below is a presentation of our total operating expenses for the six months ended June 30, 2020, adjusted to exclude certain one-time non-cash expenses incurred during the period. The adjustments below reflect non-recurring non-cash expenses that we incurred during the period, mainly as a result of the merger and the failed Phase 3 trials for serlopitant. Non-recurring non-cash expenses for the quarter ended June 30, 2020 were $148.3 million, which included $84.7 million of contingent stock right remeasurement expense, $54.3 million goodwill and in-process research and development impairments, and $9.3 million of incremental share-based compensation expense related to the modification of outstanding options and restricted stock units granted to Foamix employees prior to the merger as a result of the conversion of the CSRs. We believe that the adjusted operating expenses are important measures as they better reflect the ongoing operations of the Company and exclude certain non-cash expenses that we do not expect to incur in future periods.

(in thousands)	Reported for the six months ended June 30, 2020	Adjustments	Adjusted for the six months ended June 30, 2020
Cost of goods sold	487	—	487
Research and development(1)	29,072	(2,629)	26,443
Selling, general and administrative(1)	51,874	(6,622)	45,252
Goodwill and in-process research & development	54,345	(54,345)	—
CSR remeasurement	84,726	(84,726)	—
Total expenses	220,504	(148,322)	72,182

(1) Represents incremental compensation expense related to the modification of outstanding options and restricted stock units granted to legacy Foamix employees prior to the merger as a result of the conversion of the CSRs.

Finance Income and Expenses
In the six months ended June 30, 2020 and 2019, our financial income was primarily attributable to gains from marketable securities, interest earned on our bank deposits and revaluation of our derivative liability. Our financial expenses included interest expense on our long-term debt. Financial expenses (net) for the six months ended June 30, 2020 were $0.9 million, compared with financial income (net) of $0.9 million in the six months ended June 30, 2019.
Income Taxes
Our tax benefit for the six months ended June 30, 2020 was $0.3 million, representing an increase of $0.1 million, or 47%, compared to $0.2 million for the six months ended June 30, 2019.
Net Loss
Our net loss for the six months ended June 30, 2020 was $207.7 million, as compared to $34.2 million for the six months ended June 30, 2019, representing an increase of $173.5 million, or 507%. The increase was primarily due to an increase in expenses incurred in connection with our commercial launch of AMZEEQ, merger expenses and severance expenses for legacy Menlo employees, goodwill impairment, in-process research and development impairment, and CSR remeasurement.
Conference Call
There will be a conference call at 8:30 a.m. Eastern Time today, Thursday, August 6, during which management of Menlo will provide a corporate update.

Thursday August 6th @ 8:30am ET
Toll Free:	800-263-0877
International:	646-828-8143
Conference ID:	2365810
Webcast:	http://public.viavid.com/index.php?id=140995
A replay of the call will be archived on the Company’s website at www.menlotherapeutics.com promptly after the conference call.

Note Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results, including adjusted total operating expenses. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of adjusted operating expenses provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s ongoing operations because such items are unusual, non-recurring, or non-cash and the Company does not expect to incur similar expenses in future periods.
About Menlo
Menlo Therapeutics Inc. recently combined with Foamix Pharmaceuticals Ltd. to form a different type of biopharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, the Company is working to develop and commercialize a variety of solutions using its proprietary Molecule Stabilizing Technology (MST™), and has received FDA approval for AMZEEQ® (minocycline) topical foam, 4%, the world’s first topical minocycline, and for ZILXI™ (minocycline) topical foam, 1.5%, the first minocycline product of any kind to be approved by the FDA for use in rosacea. For more information about our approved products, please see AMZEEQ's Full Prescribing Information at amzeeq.com and ZILXI's Full Prescribing Information at zilxi.com.

For more information about Menlo or its investigational products, visit www.menlotherapeutics.com. Menlo may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Menlo’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Media Relations:
Bridgette Potratz
Zeno Group
312-755-5462, x5516
bridgette.potratz@zenogroup.com

Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expectations with respect to the financial results of Menlo and statements regarding the development and commercialization of Menlo’s products and product candidates and other statements regarding the future expectations, plans and prospects of Menlo. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on Menlo’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the COVID-19 pandemic and its impact on our business operations; adverse events associated with the commercialization of AMZEEQ and ZILXI; the outcome and cost of clinical trials for current and future product candidates; determination by the FDA that results from Menlo’s clinical trials are not sufficient to support registration or marketing approval of product candidates; the outcome of pricing, coverage and reimbursement negotiations with third party payors for AMZEEQ, ZILXI or any other products or product candidates that Menlo may commercialize in the future; whether, and to what extent, third party payors impose additional requirements before approving AMZEEQ and ZILXI prescription reimbursement; the eligible patient base and commercial potential of AMZEEQ, ZILXI or any of Menlo’s other products or product candidates; risks that Menlo’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of Menlo’s patents may be held to be narrowed, invalid or unenforceable or one or more of Menlo’s patent applications may not be granted and potential competitors may also seek to design around Menlo’s granted patents or patent applications; additional competition in the acne and dermatology markets; risks related to our indebtedness; inability to raise additional capital on favorable terms or at all; Menlo’s ability to recruit and retain key employees; and Menlo’s ability to stay in compliance with applicable laws, rules and regulations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Menlo’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Menlo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Menlo’s subsequent filings with the U.S. Securities and Exchange Commission. Although Menlo believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and Menlo undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

MENLO THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	June 30	December 31
	2020	2019
Assets
CURRENT ASSETS:

Cash and cash equivalents	$96,511	$43,759
Restricted cash	855	825
Short-term bank deposits	—	12,102
Investment in marketable securities	2,609	16,246
Restricted investment in marketable securities	435	434
Trade receivables, net of allowances	6,407	135
Other receivable	4,000	—
Prepaid and other assets	2,672	1,557
Inventory	5,801	1,356
TOTAL CURRENT ASSETS	119,290	76,414

NON-CURRENT ASSETS:

Property and equipment, net	2,811	2,885
Operating lease right-of-use assets	2,558	1,694
Prepaid and other assets	6,183	166
TOTAL NON-CURRENT ASSETS	11,552	4,745

TOTAL ASSETS	$130,842	$81,159

MENLO THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(U.S. dollars in thousands, except per share data)
(Unaudited)

	June 30	December 31
	2020	2019
Liabilities and shareholders’ equity
CURRENT LIABILITIES:

Trade payables	$9,952	$19,352
Accrued expenses	8,812	3,381
Employee related obligations	4,081	5,231
Operating lease liabilities	1,245	1,092
Other	142	270
TOTAL CURRENT LIABILITIES	24,232	29,326

LONG-TERM LIABILITIES:

Liability for employee severance benefits	403	424
Operating lease liabilities	1,308	653
Long-term debt	32,915	32,725
Other liabilities	456	456
TOTAL LONG-TERM LIABILITIES	35,082	34,258
TOTAL LIABILITIES	59,314	63,584
COMMITMENTS	—	—
STOCKHOLDERS' EQUITY:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at June 30, 2020 and December 31, 2019, respectively; no shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Common stock: $0.0001 par value; 300,000,000 shares authorized at June 30, 2020 and December 31, 2019, respectively; 167,683,814 and 36,480,314 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	17	3
Additional paid-in capital	589,812	328,154
Accumulated deficit	(518,301)	(310,587)
Accumulated other comprehensive income	—	5
TOTAL SHAREHOLDERS' EQUITY	71,528	17,575
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$130,842	$81,159

MENLO THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2020	2019	2020	2019
REVENUES
Product sales	$1,483	$—	$3,233	$—
License revenues	10,000		10,000
Royalty revenues	205	—	205	308
TOTAL REVENUES	11,688	—	13,438	308
EXPENSES
Cost of goods sold	216	—	487	—
Research and development	13,119	12,556	29,072	23,404
Selling, general and administrative	26,459	6,803	51,874	12,147
Goodwill and in-process research & development impairments	54,345	—	54,345	—
Contingent Stock Right Remeasurement	84,726	—	84,726	—
TOTAL EXPENSES	178,865	19,359	220,504	35,551
OPERATING LOSS	167,177	19,359	207,066	35,243
FINANCE INCOME	(564)	(468)	(1,292)	(1,004)
FINANCE EXPENSES	1,086	102	2,158	134
LOSS BEFORE INCOME TAX	167,699	18,993	207,932	34,373
INCOME TAX	(259)	—	(259)	(176)
NET LOSS FOR THE PERIOD	$167,440	$18,993	$207,673	$34,197

LOSS PER SHARE BASIC AND DILUTED	$1.21	$0.19	$2.29	$0.35

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE IN THOUSANDS	138,653	97,999	90,627	97,954

MENLO THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands)
(Unaudited)

	Six months ended June 30
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$207,673	$34,197
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	187	163
Goodwill and in-process research & development impairments	54,345	—
Contingent stock right remeasurement	84,726	—
Loss from disposal and sale of fixed assets	—	29
Changes in marketable securities and bank deposits, net	(142)	(358)
Changes in accrued liability for employee severance benefits, net of retirement fund profit	(21)	42
Stock-based compensation	12,527	2,337
Non-cash finance (income) expenses, net	(833)	3
Changes in operating assets and liabilities, net of effects of businesses acquired:
Increase in trade receivables, prepaid and other assets	(9,807)	246
Increase in other non-current assets	(6,026)	—
(Decrease) increase in accounts payable and accruals	(10,908)	2,374
Increase in inventory	(4,445)	—
Net cash used in operating activities	(88,070)	(29,361)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(113)	(454)
Investment in bank deposits	—	(16,048)
Cash acquired through merger	38,641	—
Proceeds from sale and maturity of marketable securities and bank deposits	48,577	57,014
Net cash provided by investing activities	87,105	40,512
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds related to issuance of ordinary shares through offerings, net of issuance costs	53,646	—
Proceeds related to issuance of stock for stock-based compensation arrangements, net	100	18
Net cash provided by financing activities	53,746	18
(DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	52,781	11,169
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1	48
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	44,584	28,118
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$97,366	$39,335
Cash and cash equivalents	$96,511	$39,085
Restricted cash	855	250
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH SHOWN IN STATEMENT OF CASH FLOWS	$97,366	$39,335
SUPPLEMENTARY INFORMATION ON INVESTING AND FINANCING ACTIVITIES NOT INVOLVING CASH FLOWS -
Cashless exercise of warrants and restricted stock units	*	$4
Issuance of shares under employee stock purchase plan	$163	$—
Additions to operating lease right of use assets	$1,120	$867
Additions to operating lease liabilities	$1,120	$850

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest received	$298	$666
Interest paid	$1,946	$—

Fair value of assets acquired	$117,270	$—
Less liabilities assumed	5,827	—
Net acquired (See “Note 3- Business combination”)	111,443	—
Less cash acquired	38,641	—
Merger net of cash acquired	$72,802	$—

* Represents an amount less than one thousand